Exhibit 99.01

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Cris Paden	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5526	650-527-5523
cpaden@Symantec.com	hcorcos@symantec.com

Symantec Reports Fourth Quarter and Fiscal Year 2012 Results

Fourth Quarter 2012

•	GAAP Revenue of $1.68 billion, flat compared to prior year

•	Non-GAAP Operating Margin of 22.2%, down 190 basis points

•	Non-GAAP Earnings Per Share of $0.38, equal to prior year

•	GAAP Deferred Revenue of $3.97 billion, up 4%

•	Cash Flow from Operations of $687 million, flat compared to prior year

Fiscal Year 2012

•	GAAP Revenue of $6.73 billion, up 9%

•	Non-GAAP Operating Margin of 25.2%, up 40 basis points

•	Non-GAAP Earnings Per Share of $1.61, up 13%

•	Cash Flow from Operations of $1.90 billion, up 6%

MOUNTAIN VIEW, Calif. – May 2, 2012 – Symantec Corp. (Nasdaq: SYMC) today reported the results of its fourth quarter and the fiscal year 2012, ended March 30, 2012. GAAP revenue for the fiscal fourth quarter was $1.68 billion, flat year-over-year and up 1 percent after adjusting for currency. For the fiscal year, GAAP revenue was $6.73 billion, up 9 percent year-over-year and up 6 percent after adjusting for currency.

“We posted 9 percent growth for fiscal year 2012, driven by strength in our backup, Software-as-a- Service, data loss prevention, and managed security services offerings. In addition, we generated strong deferred revenue and cash flow, despite a weaker than expected fourth quarter,” said Enrique Salem, president and chief executive officer, Symantec. “We are encouraged as customers move towards cloud delivered services, and are excited about the roadmap we’ve developed for fiscal year 2013. We have many of the foundational elements in place to continue growing our business.”

“Year over year declines in license sales and a larger proportion of ratable subscription sales caused revenue and EPS to come in below our expectations for the fourth quarter. However, a greater amount of our billings went to the balance sheet, driving record deferred revenue,” said James Beer, executive vice president and chief financial officer, Symantec. “In fiscal year 2012, our business generated $1.9 billion of cash flow from operations, up 6 percent from fiscal year 2011, driven by record results for each of our key financial metrics and across all of our geographies.”

(More)

Symantec Reports Fourth Quarter Fiscal 2012 Results

GAAP Results: GAAP operating margin for the fourth quarter of fiscal year 2012 was 11.4 percent compared with 14.3 percent for the same quarter last year. GAAP net income for the fiscal fourth quarter was $559 million compared with $168 million for the year-ago period. GAAP diluted earnings per share were $0.76, including the one-time impact from the sale of Symantec’s share of the Huawei-Symantec joint venture, compared with $0.22 for the year-ago quarter.

For the fiscal year 2012, GAAP operating margin was 16.0 percent compared with 14.2 percent for the same period last year. GAAP net income for the fiscal year 2012 was $1.17 billion. GAAP diluted earnings per share for the year were $1.57.

GAAP deferred revenue as of March 30, 2012, was $3.97 billion compared with $3.82 billion as of April 1, 2011, up 4 percent year-over-year and up 5 percent after adjusting for currency.

Cash flow from operating activities for the fourth quarter of fiscal year 2012 was $687 million compared with $689 million for the same quarter last year. Symantec ended the quarter and fiscal year with cash, cash equivalents and short-term investments of $3.21 billion. Cash flow from operating activities for fiscal year 2012 was $1.90 billion compared with $1.79 billion for fiscal year 2011, an increase of 6 percent.

Non-GAAP Results: Non-GAAP operating margin for the fourth quarter of fiscal year 2012 was 22.2 percent compared with 24.1 percent for the year-ago period. Non-GAAP net income for the fourth quarter was $283 million compared with $297 million for the year-ago quarter. Non-GAAP diluted earnings per share were $0.38 compared with earnings per share of $0.38 for the year ago quarter.

For the fiscal year 2012, non-GAAP operating margin was 25.2 percent compared with 24.8 percent for the same period last year. Non-GAAP net income for the year was $1.2 billion, compared to $1.1 billion for the prior year, an increase of 7%. Non-GAAP diluted earnings per share were $1.61, compared to $1.42, up 13% year over year.

During the fourth quarter of fiscal year 2012, Symantec repurchased approximately 12 million shares for $200 million at an average price of $17.88. During the fiscal year 2012, the company repurchased 51 million shares at an average price of $17.62, equivalent to $893 million. Symantec has $984 million remaining in the current board authorized stock repurchase program.

(More)

Symantec Reports Fourth Quarter Fiscal 2012 Results

Business Segment and Geographic Highlights

For the quarter, Symantec’s Consumer segment represented 31 percent of total revenue and increased 2 percent year-over-year on an actual and currency-adjusted basis. The Security and Compliance segment represented 30 percent of total revenue and increased 8 percent year-over-year (9 percent after adjusting for currency). The Storage and Server Management segment represented 35 percent of total revenue and declined 6 percent year-over-year (down 5 percent after adjusting for currency). The Services segment represented 4 percent of total revenue and declined 6 percent year-over-year (down 5 percent after adjusting for currency).

International revenue represented 52 percent of total revenue in the fourth quarter of fiscal year 2012 and increased 4 percent year-over-year (5 percent after adjusting for currency). The Europe, Middle East and Africa region represented 27 percent of total revenue for the quarter and declined 5 percent year-over-year (down 1 percent after adjusting for currency). The Asia Pacific/Japan revenue for the quarter represented 19 percent of total revenue and increased 15 percent year-over-year (13 percent after adjusting for currency). The Americas, including the United States, Latin America and Canada, represented 54 percent of total revenue and declined 1 percent year-over-year on an actual and currency-adjusted basis.

Acquisition Highlights

For the quarter, Clearwell and LiveOffice combined to generate revenue of $17 million. The combined earnings per share dilution from these acquisitions was approximately $0.01.

For the fiscal year 2012, total revenue from the Clearwell and LiveOffice acquisitions was $54 million. The combined earnings per share dilution from these acquisitions was $0.01.

First Quarter Fiscal Year 2013 Guidance

Guidance assumes an exchange rate of $1.32 per Euro for the June 2012 quarter versus the actual weighted average of $1.44 and end of period rate of $1.45 per Euro.

For the first quarter of fiscal year 2013, ending June 29, 2012, revenue is estimated between $1.645 billion and $1.660 billion, compared to $1.653 billion in the year ago period, down 0.5 percent to up 0.5 percent as reported and up between 2.4 percent and 3.3 percent after adjusting for currency.

GAAP diluted earnings per share are estimated between $0.18 and $0.19 compared to $0.25, down between 24 percent and 27 percent as reported and down 16 percent to 20 percent after adjusting for currency. Non-GAAP diluted earnings per share are estimated between $0.37 and $0.38, compared to $0.40, down between 5 percent to 7.5 percent as reported, and down 1.5 percent to up 1.0 percent after adjusting for currency.

Deferred revenue is expected to be in the range of $3.715 billion and $3.735 billion, compared to $3.689 billion, up 0.7 percent to 1.3 percent as reported, and up between 2.8 percent and 3.4 percent after adjusting for currency.

(More)

Symantec Reports Fourth Quarter Fiscal 2012 Results

Conference Call

Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal fourth quarter and fiscal year 2012, ended March 30, 2012, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.

About Symantec

Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.

###

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.

Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of future revenue, earnings per share and deferred revenue, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: general economic conditions; maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 1, 2011.

(More)

Symantec Reports Fourth Quarter Fiscal 2012 Results

USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of stock-based compensation, impairment charges and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations’ page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION

Condensed Consolidated Balance Sheets

(In millions)

	March 30, 2012	April 1, 2011 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,162	$2,950
Short-term investments	49	8
Trade accounts receivable, net	940	1,013
Inventories	28	30
Deferred income taxes	205	223
Other current assets	249	262

Total current assets	4,633	4,486

Property and equipment, net	1,100	1,050
Intangible assets, net	1,337	1,511
Goodwill	5,826	5,494
Investment in joint venture	—	27
Other long-term assets	124	151

Total assets	$13,020	$12,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$324	$260
Accrued compensation and benefits	416	443
Deferred revenue	3,444	3,321
Current portion of long-term debt	—	596
Other current liabilities	321	273

Total current liabilities	4,505	4,893

Long-term debt	2,039	1,987
Long-term deferred revenue	529	498
Long-term deferred tax liabilities	288	296
Long-term income taxes payable	393	361
Other long-term obligations	94	79

Total liabilities	7,848	8,114

Total Symantec Corporation stockholders’ equity	5,094	4,528

Noncontrolling interest in subsidiary	78	77

Total stockholders' equity	5,172	4,605

Total liabilities and stockholders' equity	$13,020	$12,719

(1)	Derived from audited consolidated financial statements.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

	Three Months Ended		Year-Over-Year Growth Rate
	March 30, 2012	April 1, 2011(2)	Actual	Constant Currency(1)
Net revenue:
Content, subscription, and maintenance	$1,470	$1,386	6%	7%
License	211	287	-26%	-26%

Total net revenue	1,681	1,673	0%	1%

Cost of revenue:
Content, subscription, and maintenance	248	236
License	15	11
Amortization of intangible assets	24	23

Total cost of revenue	287	270	6%	7%

Gross profit	1,394	1,403	-1%	0%

Operating expenses:
Sales and marketing	741	733
Research and development	241	226
General and administrative	113	101
Amortization of intangible assets	72	72
Restructuring and transition	31	4
Impairment of intangible assets	4	27
Impairment of assets held for sale	—	1

Total operating expenses	1,202	1,164	3%	4%

Operating income	192	239	-20%	-20%

Interest income	3	3
Interest expense	(28)	(37)
Other (expense) income, net	(2)	1
Loss from joint venture	—	(10)
Gain from sale of joint venture	526	—

Income before income taxes	691	196	253%	N/A

Provision for income taxes	132	30

Net income	559	166	237%	N/A

Less: Loss attributable to noncontrolling interest	—	(2)

Net income attributable to Symantec Corporation stockholders	$559	$168	233%	N/A

Net income per share attributable to Symantec Corporation stockholders – basic	$0.77	$0.22
Net income per share attributable to Symantec Corporation stockholders – diluted	$0.76	$0.22
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – basic	728	763
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – diluted	736	773

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.
(2)	Prior period amounts have been reclassified to conform to the current year presentation from certain revenue from Content, subscription, and maintenance revenue to License revenue. This change had no impact on total revenue, segment revenue or total gross profit.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Income

(In millions, except per share data, unaudited)

	Year Ended		Year-Over-Year Growth Rate
	March 30, 2012	April 1, 2011(2)	Actual	Constant Currency(1)
Net revenue:
Content, subscription, and maintenance	$5,823	$5,242	11%	9%
License	907	948	-4%	-7%

Total net revenue	6,730	6,190	9%	6%

Cost of revenue:
Content, subscription, and maintenance	943	903
License	48	27
Amortization of intangible assets	91	115

Total cost of revenue	1,082	1,045	4%	3%

Gross profit	5,648	5,145	10%	7%

Operating expenses:
Sales and marketing	2,814	2,622
Research and development	969	862
General and administrative	437	390
Amortization of intangible assets	289	270
Restructuring and transition	56	92
Impairment of intangible assets	4	27
Impairment of assets held for sale	—	2

Total operating expenses	4,569	4,265	7%	6%

Operating income	1,079	880	23%	14%

Interest income	13	10
Interest expense	(115)	(143)
Other expense, net	(6)	(2)
Loss on early extinguishment of debt	—	(16)
Loss from joint venture	(27)	(31)
Gain from sale of joint venture	526	—

Income before income taxes	1,470	698	111%	N/A

Provision for income taxes	298	105

Net income	1,172	593	98%	N/A

Less: Loss attributable to noncontrolling interest	—	(4)

Net income attributable to Symantec Corporation stockholders	$1,172	$597	96%	N/A

Net income per share attributable to Symantec Corporation stockholders – basic	$1.58	$0.77
Net income per share attributable to Symantec Corporation stockholders – diluted	$1.57	$0.76
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – basic	741	778
Weighted-average shares outstanding attributable to Symantec Corporation stockholders – diluted	748	786

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.
(2)	Prior period amounts have been reclassified to conform to the current year presentation from certain revenue from Content, subscription, and maintenance revenue to License revenue. This change had no impact on total revenue, segment revenue or total gross profit.

SYMANTEC CORPORATION

Condensed Consolidated Statements of Cash Flows

(In millions, unaudited)

	Year Ended
	March 30, 2012	April 1, 2011
OPERATING ACTIVITIES:
Net income	$1,172	$593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	656	647
Amortization of discount on debt	56	96
Stock-based compensation expense	164	145
Loss on early extinguishment of debt	—	16
Impairment of intangible assets	4	27
Impairment of assets held for sale	—	2
Deferred income taxes	15	5
Excess income tax benefit from the exercise of stock options	(8)	(7)
Net gain from sale of joint venture	(526)	—
Loss from joint venture	27	31
Liquidation of foreign entities	3	21
Other	(1)	(13)
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	89	(88)
Inventories	2	(4)
Accounts payable	30	2
Accrued compensation and benefits	(31)	72
Deferred revenue	177	442
Income taxes payable	39	(128)
Other assets	(14)	6
Other liabilities	47	(71)

Net cash provided by operating activities	1,901	1,794

INVESTING ACTIVITIES:
Purchases of property and equipment	(286)	(268)
Proceeds from sale of property and equipment	—	30
Cash payments for acquisitions, net of cash acquired	(508)	(1,537)
Purchases of equity investments	(10)	(7)
Proceeds from sale of joint venture	530	—
Purchases of available-for-sale securities	(47)	—
Proceeds from sale of available-for-sale securities	3	20
Other	—	2

Net cash used in investing activities	(318)	(1,760)

FINANCING ACTIVITIES:
Net proceeds from sales of common stock under employee stock benefit plans	147	122
Excess income tax benefit from the exercise of stock options	8	7
Tax payments related to restricted stock issuance	(41)	(28)
Repurchase of common stock	(893)	(872)
Repayment of debt	(600)	(510)
Proceeds from debt issuance, net of discount	—	1,097
Proceeds from sale of bond hedge	—	13
Debt issuance costs	—	(10)
Repayment of other obligations	(7)	(3)

Net cash used in financing activities	(1,386)	(184)

Effect of exchange rate fluctuations on cash and cash equivalents	15	71

Change in cash and cash equivalents	212	(79)
Beginning cash and cash equivalents	2,950	3,029

Ending cash and cash equivalents	$3,162	$2,950

SYMANTEC CORPORATION

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(In millions, except per share data, unaudited)

	Three Months Ended						Year-Over-Year Non-GAAP Growth Rate
	March 30, 2012			April 1, 2011				Constant Currency(2)
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	Actual
Net revenue:	$1,681	N/A	$1,681	$1,673	N/A	$1,673	0%	1%

Gross profit:	$1,394	$28	$1,422	$1,403	$32	$1,435	-1%	0%
Stock-based compensation		4			9
Amortization of intangible assets		24			23

Gross margin %	82.9%		84.6%	83.9%		85.8%	-120 bps	-110 bps

Operating expenses:	$1,202	$153	$1,049	$1,164	$133	$1,031	2%	3%
Stock-based compensation		37			28
Amortization of intangible assets		72			72
Restructuring and transition		31			4
Impairment of intangible assets		4			27
Impairment of assets held for sale		—			1
Acquisition/divestiture-related expenses		1			1
Settlements of litigation		8			—

Operating expenses as a % of revenue	71.5%		62.4%	69.6%		61.6%	80 bps	110 bps

Operating income	$192	$181	$373	$239	$165	$404	-8%	-8%

Operating margin %	11.4%		22.2%	14.3%		24.1%	-190 bps	-210 bps

Net income:	$559	$(276)	$283	$168	$129	$297	-5%	N/A
Gross profit adjustment		28			32
Operating expense adjustment		153			133
Non-cash interest expense		14			21
Joint venture: Amortization of intangible assets		—			3
Gain on sale of joint venture		(526)			—
Income tax effect on above items		61			(51)
Release of pre-acquisition tax contingencies		(6)			—
Release of valuation allowance		—			(9)

Diluted net income per share attributable to Symantec Corporation stockholders	$0.76	$(0.38)	$0.38	$0.22	$0.16	$0.38	0%	N/A

Diluted weighted-average shares outstanding attributable to Symantec Corporation stockholders	736		736	773		773	-5%	N/A

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial measures prepared in accordance with GAAP. For a detailed explanation of these non-GAAP measures, please see Symantec’s Explanation of Non-GAAP Measures in Appendix A.
(2)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods.

SYMANTEC CORPORATION

Revenue and Deferred Revenue Detail (1)

(In millions, unaudited)

	Three Months Ended
	March 30, 2012	April 1, 2011
GAAP Revenue (3)
Content, subscription, and maintenance	$1,470	$1,386
License	211	287

Total Revenue	$1,681	$1,673

GAAP Revenue Y/Y Growth Rate (3)
Content, subscription, and maintenance	6%	9%
License	-26%	12%

Total Y/Y Growth Rate	0%	9%

GAAP Revenue Y/Y Growth Rate in Constant Currency (3)
Content, subscription, and maintenance	7%	7%
License	-26%	10%

Total Y/Y Growth Rate in Constant Currency	1%	8%

GAAP Revenue by Segment (2)
Consumer	$523	$514
Security and Compliance	503	465
Storage and Server Management	591	626
Services	64	68
GAAP Revenue by Segment: Y/Y Growth Rate (2)
Consumer	2%	6%
Security and Compliance	8%	23%
Storage and Server Management	-6%	8%
Services	-6%	-26%
GAAP Revenue by Segment: Y/Y Growth Rate in Constant Currency (2)
Consumer	2%	5%
Security and Compliance	9%	21%
Storage and Server Management	-5%	7%
Services	-5%	-28%
GAAP Revenue by Geography
International	$876	$845
US	805	828
Americas (U.S., Latin America, Canada)	903	915
EMEA	457	480
Asia Pacific & Japan	321	278
GAAP Revenue by Geography: Y/Y Growth Rate
International	4%	10%
US	-3%	8%
Americas (U.S., Latin America, Canada)	-1%	9%
EMEA	-5%	4%
Asia Pacific & Japan	15%	22%
GAAP Revenue by Geography: Y/Y Growth Rate in Constant Currency
International	5%	8%
US	-3%	8%
Americas (U.S., Latin America, Canada)	-1%	9%
EMEA	-1%	4%
Asia Pacific & Japan	13%	12%
GAAP Deferred Revenue	$3,973	$3,819

GAAP Deferred Revenue Y/Y Growth Rate	4%	19%

GAAP Deferred Revenue Y/Y Growth Rate in Constant Currency	5%	16%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).
(2)	During the first quarter of fiscal year 2012, the company modified its segment reporting structure to more readily match its operating structure. The following modification was made to the segment reporting structure: managed security services (MSS) moved to the Security and Compliance segment from the Services segment. The historical period has been adjusted to reflect the modified reporting structure.
(3)	Prior period amounts have been reclassified to conform to the current year presentation from certain revenue from Content, subscription, and maintenance revenue to License revenue. This change had no impact on total revenue, segment revenue or total gross profit.

SYMANTEC CORPORATION

Operating Margin by Segment Detail (1, 2)

(Unaudited)

	Three Months Ended
	March 30, 2012	April 1, 2011
GAAP Operating Margin by Segment
Consumer	48%	47%
Security and Compliance	22%	13%
Storage and Server Management	34%	44%
Services	17%	7%

(1)	Excluded from this table is our Other segment which is comprised of sunset products nearing the end of their life cycle. The Other segment also includes general and administrative expenses; amortization of intangible assets; goodwill impairment charges; stock-based compensation expense, restructuring and transition charges; and certain indirect costs that are not charged to the other operating segments.
(2)	During the first quarter of fiscal year 2012, the company modified its segment reporting structure to more readily match its operating structure. The following modification was made to the segment reporting structure: managed security services (MSS) moved to the Security and Compliance segment from the Services segment. The historical period has been adjusted to reflect the modified reporting structure.

SYMANTEC CORPORATION

Guidance and Reconciliation of GAAP to Non-GAAP Earnings Per Share

(In billions, except per share data, unaudited)

We include certain non-GAAP measures in the tracking and forecasting of our earnings and management of our business. For a detailed explanation of these non-GAAP measures, please see our Explanation of Non-GAAP Measures in Appendix A.

Revenue Guidance	Three Months Ending June 29, 2012
Year-Over-Year Growth Rate
	Range	Actual	Constant Currency(1)
GAAP revenue range	$1.645 - $1.660	(0.5)% - 0.5%	2.4% - 3.3%

Three Months Ending June 29, 2012
Year-Over-Year Growth Rate
Earnings Per Share Guidance and Reconciliation	Range	Actual	Constant Currency(1)
GAAP diluted earnings per share range	$0.18 - $0.19	(24)% -(27)%	(16)% - (20)%
Add back:
Stock-based compensation, net of tax	$0.04
Amortization of intangible assets and non-cash interest expense, net of tax	$0.15
Non-GAAP diluted earnings per share range	$0.37 - $0.38	(5)% - (7.5)%	(1.5)% - 1.0%

Three Months Ending June 29, 2012
Year-Over-Year Growth Rate
Deferred Revenue Guidance	Range	Actual	Constant Currency(1)
GAAP deferred revenue range	$3.715 - $3.735	0.7% - 1.3%	2.8% - 3.4%

(1)	Management refers to growth rates adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates. We compare the percentage change in the results from one period to another period in order to provide a framework for assessing how our underlying businesses performed. To exclude the effects of foreign currency rate fluctuations, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars at the actual exchange rates in effect during the respective prior periods (or, in the case of deferred revenue, converted into United States dollars at the actual exchange rate in effect at the end of the prior period).

SYMANTEC CORPORATION

Explanation of Non-GAAP Measures

Appendix A

The non-GAAP financial measures included in the tables adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring and transition charges, charges related to the amortization of intangible assets, impairments of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company's operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

Stock-based compensation: Consists of expenses for employee stock options, restricted stock units, restricted stock awards, performance based awards and our employee stock purchase plan determined in accordance with the authoritative guidance on stock-based compensation. When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash-based compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control.

	Three months ended
	March 30,	April 1,
	2012	2011
Cost of revenue	$4	$9
Sales and marketing	18	15
Research and development	13	7
General and administrative	6	6

Total stock-based compensation	$41	$37

Amortization of intangible assets: When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

Restructuring and transition: We have engaged in various restructuring and transition activities over the past several years that have resulted in costs associated with severance, facilities costs, and transition and other related costs. Transition and other related costs consist of severance costs associated with acquisition integrations in efforts to streamline our business operations, consulting charges associated with the implementation of a new Enterprise Resource Planning system, and costs related to the outsourcing of certain back office functions. Each restructuring and transition activity has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring or transition activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Impairment of intangible assets: During the fourth quarter of fiscal 2012 and the fourth quarter of fiscal 2011, we recorded impairment losses of $4 million and $27 million, respectively, resulting from lower than expected future cash flows of non-core brand names. These impairment losses were primarily due to increased focus on using the Symantec and Norton brands rather than non-core brands in go-to-market efforts. We do not believe that these charges are indicative of future operating results. We believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Impairment of assets held for sale: We have committed to sell certain buildings and land. We have classified these assets as held for sale and adjusted the assets’ carrying value when above the fair market value less cost to sell. We believe that it is important to understand these charges and, we believe that investors benefit from excluding these charges from our operating results to facilitate a more meaningful evaluation of current operating performance and comparisons to past operating performance.

Acquisition/divestiture-related expenses: The authoritative guidance on business combinations requires us to record in the statement of income, certain items that at the time of an acquisition would have been recorded to goodwill under the old authoritative guidance. We have excluded the effect of acquisition-related expenses from our non-GAAP operating expenses and net income measures. We incurred expenses in connection with our acquisitions, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We announced our divestiture of our joint venture with Huawei during third quarter of fiscal 2012. Acquisition/divestiture-related expenses consist of professional service expenses. We believe it is useful for investors to understand the effects of these items on our operations. Although acquisition/divestiture-related expenses generally diminish over time with respect to past transactions, we generally will incur these expenses in connection with any future transactions.

Settlements of litigation: From time to time we are party to legal settlements. We exclude the impact of these settlements because we do not consider these settlements to be part of the ongoing operation of our business and because of the singular nature of the claims underlying the matter.

Non-cash interest expense: Effective April 4, 2009, we adopted authoritative guidance on convertible debt instruments, which changed the method of accounting for our convertible notes. Under this authoritative guidance, our EPS and net income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense. We believe it is useful to provide a non-GAAP financial measure that excludes this incremental non-cash interest expense in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies.

Joint venture: As noted above, we exclude amortization of intangible assets related to the joint venture from our non-GAAP net income.

Gain on sale of joint venture: On March 30, 2012, we sold our 49% ownership interest in the joint venture to Huawei for $530 million in cash (less costs associated with the sale of the joint venture of $4 million). The Company's management excludes this gain when evaluating its ongoing performance and therefore has excluded this gain when presenting non-GAAP financial measures.

Release of pre-acquisition tax contingencies: During the March 2012 quarter, we have remeasured certain tax accruals related to pre-acquisition contingencies. As a result, we realized benefits to GAAP net income of $7 million and non-GAAP net income of $1 million. The non-GAAP benefit was due to the reversal of accrued interest recorded in our income statement during our post acquisition periods. Accordingly, the amount of this accrual has not been excluded from Symantec’s non-GAAP results.

Release of valuation allowance: Due to an acceleration in the use of our Irish net operating losses (‘NOLs’), we have released in full the tax valuation allowance that was originally recorded against these NOLs in relation to the impairment of goodwill that we recorded solely to our GAAP results during the three months ended January 2, 2009. To enhance consistency and comparability of results across periods, we exclude the impact of the release of the valuation allowance from our non-GAAP results.